Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

To:	Directors and Executive Officers of Pentair Ltd.

Re:	Notice of Blackout Period

Date:	April 29, 2014

This notice is to inform you, as directors and executive officers of Pentair Ltd. (the “Company”), that the employee stock ownership fund (the “ESOP Fund”) in the Pentair, Inc. Retirement Savings and Stock Incentive Plan (the “Plan”) will be subject to a “blackout period” during which the ESOP Fund will be closed for participant transactions.

The blackout period is required by the Plan’s recordkeeper, Fidelity Investments, in connection with the proposed merger of the Company with and into Pentair plc that would, if approved by shareholders, result in the Company changing its jurisdiction of organization from Switzerland to Ireland. The blackout period will permit the Pentair Ltd. common shares held in the ESOP Fund prior to the merger to be converted into ordinary shares of Pentair plc, which will be the surviving entity in the merger.

In addition, as a director or executive officer of Pentair plc after the merger, you will be prohibited from trading in Pentair plc ordinary shares or related securities during the blackout period. The blackout period is currently expected to begin on May 30, 2014 at 4:00 p.m. (Eastern Time) and end during the calendar week beginning June 1, 2014. However, the timing of the Plan blackout period is dependent on the timing of the merger closing and is therefore subject to change. You will be notified of any change in timing.

The blackout period is required in accordance with the Sarbanes-Oxley Act of 2002 and the SEC’s Regulation BTR, which prohibit an issuer’s directors and executive officers from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity securities of the issuer, including pursuant to options to acquire shares or other derivative securities, during a blackout period under the issuer’s retirement plans. This trading restriction bars directors and executive officers of the Company and Pentair plc from trading within the Plan as well as trading outside the Plan. The restriction applies whether or not you are a participant in, or eligible to participate in, the Plan.

Please note that this trading restriction will not apply to certain activities expressly permitted under Regulation BTR, including any purchases or sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. However, given the complexity of these rules and the short time period involved, you are urged to avoid any discretionary change in your beneficial ownership of the Company’s common shares, Pentair plc ordinary shares or other equity securities during the blackout period. Even if you think an exception applies to you, we ask that you not trade any Company or Pentair plc security or derivative during the blackout period, unless you have advance written permission from Angela D. Lageson, the Company’s Senior Vice President, General Counsel and Secretary.

Again, the Plan blackout period, and thus the period in which you are prohibited from trading shares of the Company or Pentair plc, is expected to begin on May 30, 2014 at 4:00 p.m. (Eastern Time) and end during the calendar week beginning June 1, 2014.

If you have any questions concerning this notice, the blackout period or the transactions affected by the blackout period, then please contact Angela D. Lageson, the Company’s Senior Vice President, General Counsel and Secretary, 5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota 55416, (763) 545-1730. You may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Ms. Lageson at the address and phone number listed above.

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